Exhibit 4.5
                       ULTRAMAR CORPORATION
                     SECRETARY'S CERTIFICATE

     I, Patrick J. Guarino, Vice President and Secretary of Ultramar Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), hereby certify that a meeting of the Board of Directors of the Corporation was duly called and held on the 21st day of July, 1993, that at said meeting a quorum was present and voting throughout, and that the following resolution on motion duly made and seconded was unanimously adopted and is now in full force and effect.

     RESOLVED, that the By-laws of the Corporation are hereby amended by replacing ARTICLE VIII, SECTION 3 with the following:

          SECTION 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in
     Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
     (iii) by the stockholders. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of the 22nd day of July, 1993.

                          /s/ PATRICK J. GUARINO


                          Patrick J. Guarino

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